Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information and the related notes present our unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2018 and for the year ended December 31, 2017, and the unaudited pro forma consolidated balance sheet as of September 30, 2018. The unaudited pro forma consolidated financial information has been derived by aggregating our audited and unaudited historical consolidated financial statements, the audited and unaudited historical financial statements of Carbon California Company (“Carbon California”), the audited and unaudited historical financial statements of Carbon Appalachia Company (“Carbon Appalachia”), the audited and unaudited historical statements of revenues and direct operating expenses for the properties acquired in the Seneca Acquisition and the audited historical statements of revenues and direct operating expenses for the properties acquired in the Cabot Acquisition, and making certain pro forma adjustments to such aggregated financial information to give effect to the transactions defined below, collectively the Transactions:

●	the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% of voting and profits interest on February 1, 2018 in connection with the exercise of certain warrants by Yorktown and the resulting consolidation of Carbon California (“Carbon California Acquisition”) (note 2);

●	the Seneca Acquisition by Carbon California (note 3);

●	additional borrowings under the Carbon Credit Facility (note 4);

●	the exercise of the Carbon Appalachian Warrant (“Appalachia Warrant”) (note 5);

●	the acquisition by Carbon of Old Ironsides’ 73.5% of voting interest in Carbon Appalachia for approximately $58 million, resulting in Carbon Appalachia becoming a wholly owned subsidiary of Carbon (“Old Ironsides Buyout”) (note 6);

●	the Cabot Acquisition made by Carbon Appalachia (note 7); and

●	the Enervest Acquisition made by Carbon Appalachia (note 8).

The Transactions, along with the assumptions and estimates underlying the adjustments to the unaudited pro forma consolidated financial information, are described in more detail in the accompanying notes, which should be read together with the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated balance sheet as of September 30, 2018 and unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 have been prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information has been presented for illustrative purposes only and is based upon available information and reflects estimates and certain assumptions made by our management that we believe are reasonable. Actual adjustments may differ materially from the information presented herein. The unaudited pro forma consolidated financial information does not purport to represent what our consolidated results of operations and financial position would have been had the Transactions occurred on the dates indicated. They are also not intended to project our consolidated results of operations or financial position for any future period or date.

The unaudited pro forma consolidated financial information does not reflect the realization of any expected cost savings, operating efficiencies or other synergies that may result from the Transactions as a result of restructuring activities or other planned cost savings initiatives following the completion of the Transactions.

The unaudited pro forma consolidated financial information presented herein should be read in conjunction with:

●	the Company’s audited historical consolidated financial statements from its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 31, 2018;

●	the Company’s unaudited historical consolidated financial statements and related notes thereto contained in its Quarterly Reports on Form 10-Q for the three months ended March 31, 2018, six months ended June 30, 2018, and nine months ended September 30, 2018, filed with the SEC on May 19, 2018, August 14, 2018 and November 14, 2018, respectively;

●	Carbon Appalachia Company’s audited historical consolidated financial statements and related notes thereto as of and for the period from April, 3 2017 (inception) to December 31, 2017, attached to this Current Report on Form 8-K/A as Exhibit 99.1;

●	Carbon Appalachia Company’s unaudited historical consolidated financial statements and related notes thereto as of and for the nine months ended September 30, 2018 and for the period from April 3, 2017 (inception) to September 30, 2017, attached to this Current Report on Form 8-K/A as Exhibit 99.2.

●	Carbon California Company’s audited historical consolidated financial statements and related notes thereto as of and for the period from February 15, 2017 (inception) to December 31, 2017, attached to our Form S-1/A filing on September 6, 2018;

●	Cabot Acquisition Properties’ audited statements of revenues and direct operating expenses and related notes thereto as of and for the period from January 1, 2017 to September 29, 2017 and for the year ended December 31, 2016, attached to our Form S-1/A filing on September 6, 2018;

●	Seneca Acquisition Properties audited statements of revenues and direct operating expenses and related notes thereto as of and for the years ended December 31, 2017 and 2016, attached to our Form S-1/A filing on September 6, 2018; and

●	Seneca Acquisition Properties unaudited statements of revenues and direct operating expenses and related notes thereto as of and for the three ended June 30, 2018 and 2017, attached to our Form S-1/A filing on September 6, 2018.

Carbon Energy Corp

Unaudited Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2018

(In Thousands, Except Per Share Data)

	Carbon Historical	CAC Historical (6c)	Seneca Historical (3b)	Adjustments for Carbon California Acquisition (2)		Adjustments for Old Ironsides Buyout (6)		Other Adjustments (3)		Total
Revenue:
Natural gas and liquid sales	$12,954	$38,189	$127	$10	2c	$-		$-		$51,280
Oil sales	22,924	1,079	4,036	760	2c	-		-		28,799
Transportation and handling	-	1,703	-	-		-		-		1,703
Marketing gas sales	-	21,362	-	-		-		-		21,362
Commodity derivative (loss) gain	(10,550)	147	-	(973)	2c	-		-		(11,376)
Other income	35	-	-	-		-		-		35
Total revenue	25,363	62,480	4,163	(203)		-		-		91,803
Expenses:
Lease operating expenses	10,824	16,481	1,219	250	2c	-		-		28,774
Transportation and gathering costs	3,786	9,203	-	87	2c	-		-		13,076
Production and property taxes	1,792	3,455	140	42	2c	-		-		5,429
Marketing gas purchases	-	17,462	-	-		-		-		17,462
General and administrative	9,007	1,855	-	312	2c	-		-		11,174
General and administrative-related party reimbursement	(3,383)	-	-	64	2b	3,319	6d	-		-
Depreciation, depletion and amortization	6,202	4,262	-	77	2c	808	6f	277	3c	11,626
Management and operating fee, related party	-	3,319	-	-		(3,319)	6d	-		-
Accretion of asset retirement obligations	510	405	-	17	2c	-		-		932
Total expenses	28,738	56,442	1,359	849		808		277		88,473
Operating (loss) income	(3,375)	6,038	2,804	(1,052)		(808)		(277)		3,330
Other income and (expense):
Interest expense	(3,331)	(1,861)	-	(196)	2c	(3,241)	6g	(794)	3d	(9,423)
Warrant derivative gain	225	-	-	(225)	2b	-		-		-
Investment in affiliate	-	-	-	-		-		-		-
Equity investment loss	6,511	-	-	(5,390)	2b	(948)	6d	-		173
Total other income and (expense)	3,405	(1,861)	-	(5,811)		(4,189)		(794)		(9,250)
Income (loss) before income taxes	30	4,177	2,804	(6,863)		(4,997)		(1,071)		(5,920)
Provision for income taxes	-	-	-	-		-		-		-
Net income (loss) before non-controlling interest	30	4,177	2,804	(6,863)		(4,997)		(1,071)		(5,920)
Net income (loss) attributable to non-controlling interests	(2,234)	-	-	(2,992)	2b			628	3e	(4,598)
Net income (loss) attributable to controlling interest	$2,264	$4,177	$2,804	$(3,871)		$(4,997)		$(1,699)		$(1,322)
Pro forma net income (loss) per common share:
Basic	$0.30									$(0.22)
Diluted	$0.10									$(0.22)
Proforma weighted average common shares outstanding (in thousands):
Basic	7,466			1,528	2d					7,786
Diluted	7,466									8,185

See notes to unaudited pro forma consolidated financial information.

Carbon Energy Corp

Unaudited Pro Forma Consolidated Statement of Operations

For the year Ended December 31, 2017

(In Thousands, Except Per Share Data)

	Carbon Historical	CCC Historical (2a)	Seneca Historical (3a)	CAC Historical (6b)	Cabot Historical (7b)	Adjustments for Carbon California Acquisition (2)		Adjustments for Old Ironsides Buyout (6)		Other Adjustments (3, 4, 5, 7, 8)		Total
Revenue:
Natural gas and liquid sales	$15,298	$1,592	$130	$16,128	$27,042	$-		$-		$2,914	8a	$63,104
Oil sales	4,213	7,024	13,143	685	454	-		-		-		25,519
Transportation and handling	-	-	-	911	-	-		-		-		911
Marketing gas sales	-	-	-	11,315	12,070	-		-		-		23,385
Commodity derivative (loss) gain	2,928	(1,381)	-	2,545	-	-		-		-		4,092
Other income	34	-	-	-	363	-		-		29	8a	426
Total revenue	22,473	7,235	13,273	31,584	39,929	-		-		2,943		117,437
Expenses:
Lease operating expenses	6,141	3,726	5,690	5,587	8,982	-		-		1,367	8a	31,493
Transportation and gathering costs	2,172	1,442	-	4,160	9,179	-		-		709	8a	17,662
Production and property taxes	1,276	527	516	1,464	4,183	-		-		96	8a	8,062
Marketing gas purchases	-	-	-	9,290	10,389	-		-		-		19,679
General and administrative	9,528	2,177	-	2,044	-	-		-		(660)	7a	13,089
General and administrative-related party reimbursement	(2,703)	-	-	-	-	1,000	2b	1,703	6d	-		-
Depreciation, depletion and amortization	2,544	1,304	-	2,439	-	275	2e	3,955	6f	830	3c	13,918
										1,904	7d
										667	8c
Accretion of asset retirement obligations	307	192	-	198	-	-		-		-		697
Management and operating fee, related party	-	525	-	1,582	-	(525)	2b	(1,582)	6d			-
Impairment of oil and gas properties	-	-	-	-	-	-		-		-		-
Total expenses	19,265	9,893	6,206	26,764	32,733	750		4,076		4,913		104,600
Operating (loss) income	3,208	(2,658)	7,067	4,820	7,196	(750)		(4,076)		(1,970)		12,837
Other income and (expense):
Interest expense	(1,202)	(2,040)	-	(891)	-	-		(4,322)	6g	(221)	4	(12,131)
										(817)	7c
										(255)	8b
										(2,383)	3d
Warrant derivative gain	3,133	-	-	-	-	(3,752)	2b	-		619	5	-
Equity investment gain	1,158	-	-	-	-	-		(1,090)	6d	-		68
Class B Unit Issuance	-	(1,854)	-	(924)	-	1,854	2b	924	6d	-		-
Other	28	-	-	-	-	-		-		-		28
Total other income and (expense)	3,117	(3,894)	-	(1,815)	-	(1,898)		(4,488)		(3,057)		(12,035)
Income (loss) before income taxes	6,325	(6,552)	7,067	3,005	7,196	(2,648)		(8,563)		(5,027)		802
Provision for income taxes	(74)	-	-	-	-	-		-		-		(74)
Net income (loss) before non-controlling interest	6,399	(6,552)	7,067	3,005	7,196	(2,648)		(8,563)		(5,027)		876
Net income (loss) attributable to non-controlling interests	81	-	-	-	-	(2,856)	2b			1,613	3e	(1,162)
Net income (loss) attributable to controlling interest	$6,318	$(6,552)	$7,067	$3,005	$7,196	$208		$(8,563)		$(6,640)		$2,039
Proforma net income (loss) per common share:
Basic	$1.12											$0.25
Diluted	$0.49											$0.09
Proforma weighted average common shares outstanding (in thousands):
Basic	5,662					1,528	2d			432	5	8,176
Diluted	6,465											8,966

See notes to unaudited pro forma consolidated financial information.

Carbon Energy Corp

Unaudited Pro Forma Consolidated Balance Sheet - As of September 30, 2018

(In Thousands)

	Carbon Historical	Adjustment for Old Ironsides Buyout (6)		Total
Current assets:
Cash and cash equivalents	$4,477	$12,283	6a	$16,760
Accounts receivable:
Revenue	7,002	21,092	6a	28,094
Joint interest billings and other	1,562	2,222	6a	3,784
Receivable - related party	-	-		-
Due from related parties	1,272	(1,218)	6e	54
Insurance receivable	871	-		871
Other	-	-		-
Commodity derivative asset	-	198	6a	198
Inventories	-	900	6a	900
Prepaid expense, deposits, and other current assets	2,051	448	6a	2,499
Total current assets	17,235	35,925		53,160
Property and equipment
Oil and gas properties, full cost method of accounting:
Proved, net	128,093	109,172	6a	237,265
Unproved	3,616	1,869	6a	5,485
Other property, equipment, net	1,989	15,649	6a	17,638
Total property and equipment, net	133,698	126,690		260,388
Investments in affiliates	13,459	(12,831)	6e	628
Other long-term assets	3,200	472	6a	3,672
Total assets	$167,592	$150,256		$317,848

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable and accrued liabilities	$14,378	$30,087	6a	$43,247
		(1,218)	6e
Due to related parties	-	-		-
Asset retirement obligations	-	-		-
Firm transportation contract obligations	52	-		52
Commodity derivative liability	6,502	-		6,502
Total current liabilities	20,932	28,869		49,801
Non-current liabilities:
Firm transportation contract obligations	115	18,348	6a	18,463
Commodity derivative liability	4,299	-		4,299
Production and property taxes payable	849	-		849
Warrant derivative liability	-	-		-
Asset retirement obligations	10,935	5,671	6a	16,606
Notes, related party, net	-	-		-
Credit facility, related party	49,995	-		49,995
Credit facility	26,141	37,975	6a	97,116
		33,000	6e
Long-term debt	65	25,065	6e	25,130
Total non-current liabilities	92,399	120,059		212,458
Stockholders’ equity:
Preferred stock	1	-		1
Common stock	77	-		77
Additional paid-in capital	75,858	-		75,858
Accumulated deficit	(45,863)	1,328	6e	(44,535)
Total Carbon stockholders’ equity	30,073	1,328		31,401
Non-controlling interests	24,188	-		24,188
Total stockholders’ equity	54,261	1,328		55,589
Total liabilities and stockholders’ equity	$167,592	$150,256		$317,848

See notes to unaudited pro forma consolidated financial information

Carbon Energy Corporation
Notes to Unaudited Pro Forma Consolidated Financial Information

All amounts are in thousands, unless specifically stated otherwise or for share data

1.	Basis of presentation

The unaudited pro forma consolidated financial information is based upon the historical financial statements of the Company, the audited and unaudited historical financial statements of Carbon California, the audited and unaudited historical financial statements of Carbon Appalachia, the audited and unaudited historical statements of revenues and direct operating expenses for the properties acquired in the Seneca Acquisition and the audited historical statements of revenues and direct operating expenses for the properties acquired in the Cabot Acquisition, as adjusted for the impact of the Transactions, as if the Transactions occurred on January 1 of the applicable period. The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma consolidated statements of operations, expected to have a continuing impact on the consolidated results following the Transactions.

The business combination was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”), Topic 805, Business Combinations.

The unaudited pro forma consolidated financial statements do not necessarily reflect what the company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. They also may not be useful in predicting our future financial condition and results of operations. Our actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical audited statements of Carbon California and Carbon Appalachia are prepared from the date of their formation, February 15, 2017 and April 3, 2017, respectively, through December 31, 2017. The CRC Acquisition and the Mirada Acquisition closed on the date of formation of Carbon California, as such, the operations of the assets acquired in the CRC Acquisition and Mirada Acquisition are included in the entire historical period presented in the audited historical statements of Carbon California. The CNX Acquisition closed on the date of formation of Carbon Appalachia, as such, the CNX Acquisition is included in the entire historical period presented within the audited historical financial statements of Carbon Appalachia. No pro forma adjustments have been made to include the CRC, Mirada and CNX Acquisitions as if they occurred on January 1, 2017 because it is impracticable to do so prior to the formation of Carbon California and Carbon Appalachia. We believe that excluding these acquisitions for these periods – for Carbon California excluding 45 days of the operations of the assets assumed in the CRC and Mirada Acquisitions and for Carbon Appalachia excluding 123 days of the operations of the assets assumed in the CNX Acquisition – does not have a material effect on our unaudited consolidated pro forma statement of operations.

2.	Adjustments for the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% of voting and profit interest on February 1, 2018 in connection with the exercise of certain warrants by Yorktown and the resulting consolidation of Carbon California

Carbon California was formed on February 15, 2017 by Carbon and other institutional investors to acquire, divest and operate oil and gas properties in the Ventura Basin of California.

In connection with the entry into the Carbon California LLC Agreement, we received Class B Units and issued to Yorktown a warrant to purchase approximately 1.5 million shares of our common stock at an exercise price of $7.20 per share (the “California Warrant”). The exercise price for the California Warrant is payable exclusively with Class A Units of Carbon California held by Yorktown and the number of shares of our common stock for which the California Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon California by (b) the exercise price. The California Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the California Warrant. Yorktown exercised the California Warrant on February 1, 2018.

The issuance of the Class B Units and the warrant were in contemplation of each other, and under non-monetary related party guidance, we accounted for the California Warrant, at issuance, based on the fair value of the California Warrant as of the date of grant (February 15, 2017) and recorded a long-term warrant liability with an associated offset to APIC. Future changes to the fair value of the California Warrant are recognized in earnings. We accounted for the fair value of the Class B Units at their estimated fair value at the date of grant, which became our investment in Carbon California with an offsetting entry to APIC.

On February 1, 2018, Yorktown exercised the California Warrant resulting in the issuance of 1,527,778 shares of our common stock in exchange for Yorktown’s Class A Units of Carbon California representing approximately 46.96% of the outstanding Class A Units of Carbon California and a profits interest of approximately 38.59%. After giving effect to the exercise on February 1, 2018, we own 56.41% of the voting and profits interests of Carbon California.

The exercise of the warrant and the acquisition of the additional ownership interest, which is a majority financial interest, qualifies as a change of control and should be accounted for as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). The Company will consolidate the results of Carbon California into its consolidated financial statements from the date of the acquisition forward.

(a)	Audited Historical Statement of Operations. Reflects the inclusion of Carbon California ’s audited historical statement of operations for the period ended December 31, 2017, included within the Company’s Form S-1/A filing on September 6, 2018.

(b)	Effect of acquisition of Carbon California on unaudited pro forma consolidated statements of operations. Reflects the following adjustments to the pro forma consolidated statement of operations to reflect the exercise of the Warrant as if it occurred on the date of formation of Carbon California:

Description	Adjustment for nine months ended September 30, 2018	Adjustment for year ended December 31, 2017	Explanation
Reduction of unrealized gain on warrant liability	$225	$3,752	Due to the conversion of the warrant, there will no longer be an ongoing effect to the statement of operations, as such this adjustment reflects removal of the unrealized gain
Decrease of General and administrative-related party reimbursement	$64	$1,000	This reimbursement is paid by Carbon California to Carbon. As Carbon California will be a consolidated entity going forward the reimbursement amount has been eliminated.
Decrease of Management and operating fee, related party	$-	$525	This fee was paid to Carbon, as Carbon California will now be a consolidated entity this expense would be eliminated
Decrease to loss on Class B issuance	$-	$1,854	Elimination of loss on class B share issuance because the holder of the shares is Carbon
Decrease of Gain on derecognized equity investment in affiliate	$5,390	$-	Eliminate the gain on step acquisition following fair value method of Carbon California upon gaining control

Adjustments to increase (decrease) Net loss attributable to non-controlling interest for the portion of earnings attributable to the non-controlling interest for Carbon California:

	Amount	NCI %	Adjustment
For the year ended December 31, 2017	$6,552	43.59%	$2,856
For the nine months ended September 30, 2018 – Cumulative adjustment for 2c $(1,183) and 2b ($5,680)	$(6,863)	43.59%	$(2,992)

(c)	Adjustment for results of operations for Carbon California from January 1, 2018 to January 31, 2018. Carbon California became a consolidated entity as of February 1, 2018, this adjustment reflects the results of operations for Carbon California as if the conversion of the California Warrant occurred on January 1, 2018.

For the period from January 1, 2018 to January 31, 2018
Revenue:
Natural gas and liquid sales	$10
Oil sales	760
Commodity derivative (loss) gain	(973)
Other income	-
Total revenue	(203)
Expenses:
Lease operating expenses	250
Transportation and gathering costs	87
Production and property taxes	42
General and administrative	312
Depreciation, depletion and amortization	77
Accretion of asset retirement obligations	17
Total expenses	785
Operating (loss) income	(988)
Other income and (expense):
Interest expense	(196)
Total other income and (expense)	(196)
Income (loss) before income taxes	(1,184)
Provision for income taxes	-
Net income (loss) before non-controlling interest	(1,184)
Net income (loss) attributable to non-controlling interests	-
Net income (loss) attributable to controlling interest	$(1,184)

(d)	Earnings per share. 1,527,778 shares of Carbon common stock were issued to the warrant holder, we have adjusted weighted average shares outstanding to reflect these additional shares as if the exercise occurred on January 1 of the each of the periods presented.

(e)	Depletion expense. Reflects the calculation of the estimated depletion expense based on the estimated fair value of oil and gas assets be acquired based on the historical depletion rate of the assets to be acquired in Carbon California Acquisition. This estimation is based on the fair value of the proved oil and gas assets multiplied by the historical Carbon California annual depletion rate of 1.72%.

	Depletable base	Depletion Rate	For the year ended December 31, 2017
Estimated Depletion	$86,747	1.72%	$1,494
Remove: actual depletion			(1,219)
Pro forma adjustment			$275

The adjustment for depletion for the period when Carbon California was not consolidated, from January 1, 2018 through January 31, 2018, is considered immaterial, thus, no adjustment has been made.

(f)	Income taxes. Carbon California has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Carbon California’s members, which includes the Company. Due to the utilization of net operating losses, the Company will not incur income tax expense, therefore, no adjustment has been recorded.

3.	Adjustments for the Seneca Acquisition by Carbon California

In October 2017, Carbon California signed a Purchase and Sale Agreement to acquire certain operated and non-operated oil and gas leases, and fee interests in and to certain lands, situated in the Ventura Basin, together with associated wells, pipelines, facilities, equipment and other property rights for a purchase price of $43.0 million, subject to customary and standard purchase price adjustments. After effective date adjustments, we expect the purchase price to be approximately $37.4 million. We contributed approximately $5.0 million to Carbon California to fund our portion of the purchase price, with the remainder funded by other equity members and debt.

The Seneca Acquisition closed on May 1, 2018, with an effective date as of October 1, 2017. We raised our $5.0 million through the issuance of 50,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), to Yorktown. Upon the completion of an offering of common stock, the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof (together, the “Liquidation Preference”) divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in the offering.

The Seneca Acquisition meets the definition of a business under Rule 11-01 (d) of Regulation S-X. As Carbon California is a consolidated entity based on our acquisition of a majority financial interest in Carbon California (see note 2) and due to the significance of the Seneca Acquisition, we have made an adjustment to reflect the Seneca Acquisition within the unaudited consolidated pro forma financial statements.

The Seneca acquisition was financed through an equity contribution of $10 million ($5 million by the Company and $5 million by other investors), a draw on the Revolver of $24.4 million and issuance of $3 million of new senior subordinated notes.

In connection with the issuance of the $3.0 million in new subordinated notes, an investor of Carbon California received an additional equity interest, which reduced Carbon’s ownership interest to approximately 53.92%, or a reduction of 2.49% from the ownership interest acquired in the Carbon California acquisition (see Note 2)

(a)	Audited historical statement of revenues and direct operating expenses. Reflects the inclusion of the revenues and direct operating expenses from the audited statements of revenues and direct operating expenses for the properties acquired in the Seneca Acquisition, included within our Form S-1/A filing on September 6, 2018.

(b)	Unaudited historical statement of revenues and direct operating expenses. Reflects the inclusion of the revenues and direct operating expenses from the unaudited statements of revenues and direct operating expenses for the properties acquired in the Seneca Acquisition, included within our Form S-1/A filing on September 6, 2018.

The unaudited statement of revenues and direct operating expenses is for the three months ended March 31, 2018. The Seneca Acquisition closed on May 1, 2018, therefore, there was one additional month of activity between the date of the unaudited historical data provided and the closing date. The additional month of activity has not been included because it does not have a material effect on our unaudited consolidated pro forma statement of operations.

(c)	Depletion expense. Reflects the calculation of the estimated depletion expense based on the estimated fair value of oil and gas assets be acquired based on the historical depletion rate for the assets acquired in the Seneca Acquisition.

Proved Reserves (Mcfe)	104,027,133
Production (Mcfe)	2,359,827
Estimated Depletion Rate (Production/Proved Reserves)	2.22%

	Depletable base	Depletion Rate	For the nine months ended September 30, 2018	For the year ended December 31, 2017
Estimated Depletion	$37,400	2.22%	$277	$830

(d)	Interest expense. Reflects the pro forma increase to interest expense from an anticipated additional draw of $24,400 on the Carbon California revolver (increase in capacity to $41,000) and the remaining $3,000 from issuance of additional senior subordinated notes to fund the Seneca Acquisition, as if the draw had occurred on January 1, 2017. A hypothetical 1/8 percent change in the rates applicable to our Revolver would not have a material impact on our unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2018 nor for the year ended December 31, 2017.

	Estimated Principal	Weighted Average Rate	For the nine months ended September 30, 2018	For the year ended December 31, 2017
Interest expense on Revolver	$24,400	8.29%	$674	$2,023
Additional subordinated notes	$3,000	12.00%	120	360

Total pro forma adjustment			$794	$2,383

(e)	Non-controlling interest. Reflect 46.08% of the results of operations related to the assets acquired in the Seneca Acquisition as Net Income attributable to non-controlling interests and the reduction to the non-controlling interest for the change of the 2.49% ownership interest for Carbon California as follows:

	Earnings (loss)	NCI %	For the nine months ended September 30, 2018
Seneca Historical	$2,804	46.08%	$1,292
Cumulative effect of 3c and 3d	$(1,071)	46.08%	(494)
Effect of ownership percentage change on cumulative Carbon California adjustments (See Net loss before non-controlling interest on pro forma income statement column 4)	$(6,863)	2.49%	(171)

Total pro forma adjustment			$628

	Earnings (loss)	NCI %	For the year ended December 31, 2017
Seneca Historical	$7,067	46.08%	$3,256
Cumulative effect of 3c and 3d	$(3,213)	46.08%	(1,480)
Update for Carbon California results for change in ownership	$(6,552)	2.49%	(163)

Total pro forma adjustment			$1,613

4.	Adjustments for the additional borrowings under the Carbon Credit Facility

In the third quarter of 2017, the Company contributed approximately $6,625 to Carbon Appalachia. This funding was provided with borrowings under the Carbon Credit Facility.

This adjustment reflects the increased interest expenses related to the additional borrowing under the credit facility as if the borrowing occurred on January 1, 2017. A hypothetical 1/8 percent change in the rates applicable to our Revolver would not have a material impact on our unaudited pro forma consolidated statements of operations for the year ended December 31, 2017.

	Principal	Weighted Average Rate	Interest expense for the year ended December 31, 2017
Interest expense	$6,625	5.82%	$386

Remove actual interest incurred			(165)
Pro forma adjustment			$221

5.	Adjustments for the exercise of the Appalachia Warrant

On April 3, 2017, we issued to Yorktown a warrant to purchase approximately 408,000 shares of our common stock at an exercise price of $7.20 per share. The exercise price for the Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia held by Yorktown, and the number of shares of our common stock for which the Appalachia Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon Appalachia plus a 10% internal rate of return by (b) the exercise price. The Appalachia Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the Appalachia Warrant.

On November 1, 2017, Yorktown exercised the Appalachia Warrant resulting in the issuance of 432,051 shares of our common stock in exchange for Class A Units representing approximately 7.95% of then outstanding Class A Units of Carbon Appalachia. We accounted for the exercise through extinguishment of the warrant liability associated with the Appalachia Warrant of approximately $1,900 and the receipt of Yorktown’s Class A Units as an increase to investment in affiliates in the amount of approximately $2,900. After giving effect to the exercise on November 1, 2017, we owned 26.5% of Carbon Appalachia’s outstanding Class A Units, 100% of its Class B Units and 100% of its Class C Units.

The related warrant derivative liability was being fair valued in accordance with ASC 820, Fair Value Measurements, at each reporting period and as this warrant has been exercised we have removed the related unrealized gains of $619 recognized during the year ended December 31, 2017 from the pro forma statement of operations.

Additionally, 432,051 shares of Carbon common stock were issued to the warrant holder, we have adjusted weighted average share outstanding to reflect these additional shares as if the exercise occurred on January 1, 2017.

6.	Adjustments for the acquisition by Carbon of Old Ironsides’ 73.5% of voting interest in Carbon Appalachia for approximately $58 million, resulting in Carbon Appalachia becoming a wholly owned subsidiary of Carbon

Carbon Appalachia was formed in 2016 by us, Yorktown and Old Ironsides to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. On April 3, 2017, we, Yorktown and Old Ironsides Energy, LLC, entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million, of which $37.0 million had been contributed as of December 31, 2017.

In connection with the formation of Carbon Appalachia, we issued to Yorktown a warrant to purchase approximately 408,000 shares of our common stock at an exercise price of $7.20 per share (the “Appalachia Warrant”). The Appalachia Warrant was payable exclusively with Class A Units of Carbon Appalachia held by Yorktown and the number of shares of our common stock for which the Appalachia Warrant was exercisable was determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon Appalachia plus a required 10% internal rate of return by (b) the exercise price.

As of December 31, 2017, we owned 26.5% of the ownership interests in Carbon Appalachia and accounted for our ownership in Carbon Appalachia as an equity method investment. On December 31, 2018, we completed the acquisition of the additional 73.5% interest in Carbon Appalachia from Old Ironsides. The Company paid the Sellers $33 million in cash and delivered its promissory notes in the aggregate original principal amount of approximately $25 million (the “Seller Notes”) in exchange for all of 73.5%. The Seller Notes bear interest at 10% per annum and have a term of five years, the first three of which require interest-only payments at the end of each calendar quarter beginning with the quarter ending March 31, 2019.

In connection with and concurrently with the closing of the Acquisition, we amended and restated the Carbon Appalachia Enterprises, LLC’s Credit Agreement, dated April 3, 2017 (the “Existing Credit Agreement”; as amended, the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for a $500 million senior secured asset-based revolving credit facility (the “New Credit Facility”) that matures in December 2022 and a $15 million term loan in favor of the Borrowers which matures in June 2020. The Amended and Restated Credit Agreement replaces the Existing Credit Agreement as well as that certain existing $100 million senior secured asset-based revolving credit facility. The $33 million in cash used to purchase the 73.5% interest was drawn from this facility.

Based on the tests required by Rule 8-04 of Regulation S-X, the Old Ironsides Buyout meets the threshold for inclusion. In addition, the Old Ironsides Buyout also meets the definition of a business under Rule 11-01 (d) of Regulation S-X.

The acquisition of the additional ownership interest qualifies as a change of control and would be accounted for as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). The Company will consolidate the results of Carbon Appalachia into its consolidated financial statements from the date of the acquisition forward.

(a)	Estimated consideration and preliminary purchase price allocation. As noted above, the Old Ironsides Buyout qualifies as a business combination under ASC 805. As such, the Company recognizes the identifiable assets to be acquired and liabilities to be assumed at their respective fair value as of the date of the acquisition. The Company expects to pay $58.0 million for the remaining 73.5% ownership interest in Carbon Appalachia.

The table below represents the preliminary purchase price allocation for the Old Ironsides Buyout:

Amount
Fair value of consideration transferred	$58,065
Fair value of previously held interest	14,158
Fair value of business acquired	$72,224

Assets acquired and liabilities assumed

Amount
Cash acquired	$12,283
Accounts receivable:
Revenue	21,092
Joint interest billings and other	2,222
Commodity derivative asset acquired	198
Inventories	900
Prepaid expense, deposits, and other current assets	448
Oil and gas properties acquired:
Proved	109,172
Unproved	1,869
Other property and equipment, net	15,649
Other long term assets	472
Accounts payable and accrued liabilities	(30,087)
Firm transportation contract obligation	(18,348)
Asset retirement obligations assumed	(5,671)
Revolver	(37,975)
Total net assets acquired	$72,224

The assets to be acquired and liabilities to be assumed are on a preliminary basis and reflect our expectations based on the information currently available to us. There may be material changes to the preliminary purchase price allocation, but we are unable to estimate the effect of these changes may be at this time. We expect the purchase price allocation to be finalized during fiscal year 2019.

(b)	Audited Historical Statement of Operations. Reflects the inclusion of Carbon Appalachia’s audited historical statement of operations for the period ended December 31, 2017, included within our Form S-1/A filing on September 6, 2018.

(c)	Unaudited Historical Statement of Operations. Reflects the inclusion of Carbon Appalachia’s unaudited historical statement of operations for the nine months ended September 30, 2018, included within this filing, as if the Old Ironsides Buyout occurred on January 1, 2018.

(d)	Effect of Old Ironsides Buyout on statement of operations. Reflects the following adjustments to the pro forma consolidated statement of operations the Old Ironsides Buyout as if it occurred on January 1 of each respective period:

Description	Adjustment for nine months ended September 30, 2018	Adjustment for year ended December 31, 2017	Explanation
Decrease of General and administrative-related party reimbursement	$3,319	$1,703	This reimbursement is paid by Carbon Appalachia to Carbon. As Carbon Appalachia will be a consolidated entity going forward the reimbursement amount has been eliminated.
Decrease of Management and operating fee, related party	$3,319	$1,582	This fee was paid to Carbon, as Carbon Appalachia will now be a consolidated entity this expense would be eliminated
Decrease to loss on Class B issuance	$-	$924	Elimination of loss on class B share issuance because the holder of the shares will be Carbon upon completion of the acquisition
Decrease of equity investment gain	$948	$1,090	Removal of equity investment gain on Carbon Appalachia. Carbon Appalachia will be a consolidated entity, as such, there will be no such gains after the acquisition

(e)	Effect of Old Ironsides Buyout on balance sheet. Reflects the following adjustments to the pro forma consolidated statement of operations to reflect the Old Ironsides Buyout as if it occurred on September 30, 2018:

Description	Amount	Explanation
Reduction of receivable due from related party	$1,218	Elimination of related party receivable due from Carbon Appalachia, upon acquisition this would be eliminated in the consolidated balance sheet
Elimination of investment in affiliate	$12,831	After the acquisition, Carbon Appalachia would be a consolidated entity not an equity method investee. This adjustment eliminates the equity method investment for Carbon Appalachia as of September 30, 2018
Reduction of accounts payable	$1,218	Reduce accounts payable by the amount due to Carbon from Carbon Appalachia, which would be eliminated upon acquisition
Increase in amounts due under Credit Facility	$33,000	Increase due to draw on New Credit Facility for the Old Ironsides Buyout
Increase in Long-term debt	$25,065	Increase due to Seller Notes issued to complete the Old Ironsides Buyout
Decrease in accumulated deficit	$1,328	Difference between the book value of the investment in Carbon Appalachia of $12,831 and the fair value of the previously held interest of $14,158 would represent a gain on the previously held interest

(f)	Depletion expense. Reflects the calculation of the estimated depletion expense based on the estimated fair value of oil and gas assets be acquired based on the historical depletion rate of the assets to be acquired in the Old Ironsides Buyout. This estimation is based on the preliminary fair value of the proved oil and gas assets multiplied by the historical Carbon Appalachia depletion rate of 5.12%.

	Depletable base	Depletion Rate	For the nine months ended September 30, 2018	For the year ended December 31, 2017
Estimated Depletion	$109,072	5.12%	$4,164	$5,588
Remove: actual depletion			(3,357)	(1,633)
Pro forma adjustment			$808	$3,955

(g)	Interest expense. To complete the Old Ironsides Buyout we drew $33 million from the New Credit Facility and issued promissory notes in the aggregate original principal amount of approximately $25 million (“Seller Notes”). The Seller Notes bear interest at 10% per annum and have a term of five years, the first three of which require interest-only payments at the end of each calendar quarter beginning with the quarter ending March 31, 2019. This adjustment reflects the increased interest expense related to the Seller Notes as if the borrowing occurred on January 1 of the applicable period. A hypothetical 1/8 percent change in the rates applicable to the Seller Notes and the New Credit Facility would not have a material impact on our unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2018 nor for the year ended December 31, 2017.

	Principal	Interest Rate	Interest expense for the nine months ended September 30, 2018	Interest expense for the year ended December 31, 2017
Interest expense on Seller Notes	$25,065	10.00%	$1,880	$2,506
Interest expense on draw from New Credit Facility	$33,000	5.5%	1,361	1,815
Total increase in interest expense			$3,241	$4,321

(h)	Income taxes. Carbon Appalachia has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Carbon Appalachia’s members, which after Old Ironsides Buyout would be the Company. Due to the utilization of net operating losses, the Company will not incur income tax expense, therefore, no adjustment has been recorded.

7.	Adjustment for the Cabot Acquisition made by Carbon Appalachia

On September 29, 2017, Carbon Appalachia acquired natural gas producing properties and related facilities as well as transmission pipeline facilities and equipment located predominantly in the state of West Virginia for a purchase price of $41.3 million, subject to normal purchase adjustments, with an effective date of April 1, 2017 for oil and gas assets and September 29, 2017, for the corporate entity acquired. Consideration to fund the Cabot Acquisition was provided by contributions from the Company’s members of $11.0 million and $20.4 million in funds drawn from its Revolver.

The Cabot Acquisition qualified as a business combination as defined by ASC 805, Business Combinations and, as such, Carbon Appalachia estimated the fair value of the assets acquired and liabilities assumed as of the closing date of September 29, 2017. As Carbon Appalachia is expected to become a consolidated entity based on the Old Ironsides Buyout (see note 6) and due to the significance of the Cabot Acquisition, we have made an adjustment to reflect the Cabot Acquisition within the unaudited consolidated pro forma financial statements.

(a)	Carbon Appalachia expensed approximately $660 of transaction and due diligence costs related to the Cabot Acquisition that were included in general and administrative expenses in the accompanying consolidated statement of operations for the period ended December 31, 2017. This adjustment reflects the elimination of these costs.

(b)	As the Cabot Acquisition closed on September 29, 2017, the Carbon Appalachia audited historical financial statements included the results of operations from the properties acquired in the Cabot Acquisition from September 30, 2017 to December 31, 2017. Based on the Old Ironsides Buyout (see note 6), Carbon Appalachia would become a consolidated entity, as such an adjustment should be made as if the Cabot Acquisition occurred on January 1, 2017.

This adjustment reflects the results of operations related to the Cabot Acquisition Properties for the period from January 1, 2017 to September 29, 2017. These amounts are derived from audited historical statements of revenues and direct operating expense included within our Form S-1/A filing on September 6, 2018.

Period from January 1, 2017 through September 29,
(In thousands)	2017

Revenues:
Natural gas sales	$27,042
Oil sales	454
Marketing gas sales	12,070
Storage and other	363
Total revenues	39,929
Direct operating expenses:
Lease operating	8,982
Transportation, gathering, and compression	9,179
Marketing gas purchases	10,389
Production and property taxes	4,183
Total direct operating expenses	32,733
Revenues in excess of direct operating expenses	$7,196

(c)	Interest expense. Reflects the additional interest expense that would have been incurred on the Carbon Appalachia Revolver draw made to finance the Cabot Acquisition as if it occurred on January 1, 2017. A hypothetical change of 1/8 percent would not have a material effect on the Company’s financial statements:

	Principal	Weighted Average Rate	Interest expense for period from January 1 to September 29, 2017
Interest expense on Revolver	$20,400	5.34%	$817

(d)	Depletion expense. Reflects the calculation of the estimated depletion expense for the assets to be acquired. This estimation is based on the fair value of the proved oil and gas assets multiplied by the historical Carbon Appalachia depletion rate of 5.12%. This provides a reasonable estimation of the depletion for the assets acquired in the Cabot Acquisition.

	Depletable base	Depletion Rate	For the period from January 1, 2017 to September 29, 2017
Estimated Depletion	$49,920	5.12%	$1,904

(e)	Income taxes. The Cabot Acquisition was made by Carbon Appalachia and Carbon Appalachia has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Carbon Appalachia’s members, which after the acquisition would be the Company. Due to the utilization of net operating losses, the Company will not incur income tax expense, therefore, no adjustment has been recorded.

8.	Adjustment for Enervest Acquisition made by Carbon Appalachia

On August 15, 2017, the Carbon Appalachia acquired natural gas producing properties and related facilities located predominantly in the state of West Virginia for a purchase price of $21.5 million, subject to normal purchase adjustments, with an effective date of May 1, 2017. Consideration to fund the Enervest Acquisition was provided by contributions from the Carbon Appalachia’s members of $14.0 million and $8.0 million in funds drawn from Carbon Appalachia’s Revolver.

The assets acquired consist of oil and gas leases and the associated mineral interests, oil and gas wells, a field office building and associated land, vehicles and other miscellaneous equipment.

This acquisition did not qualify as a business combination under ASC 805, but qualifies as a business under Rule 11-01 (d) of Regulation S-X. As Carbon Appalachia is expected to become a consolidated entity based on the Old Ironsides Buyout (see note 6) and due to the significance of the Enervest Acquisition, we have elected to reflect an adjustment for the acquisition within the unaudited consolidated pro forma financial statements.

(a)	As the Enervest Acquisition closed on August 15, 2017, the Carbon Appalachia audited historical statement of operations included the results of operations from the properties acquired in the Enervest Acquisition from August 16, 2017 to December 31, 2017. Based on the Old Ironsides Buyout (see note 6), Carbon Appalachia would become a consolidated entity, as such an adjustment should be made as if the Enervest Acquisition occurred on January 1, 2017.

This adjustment reflects the results of operations related to the properties acquired in the Enervest Acquisition for the period from January 1, 2017 to August 15, 2017. These amounts are derived from unaudited historical records related to the properties acquired in the Enervest Acquisition.

Period from January 1, 2017 through August 15,
(In thousands)	2017

Revenues:
Natural gas sales	$2,914
Storage and other	29
Total revenues	2,943
Direct operating expenses:
Lease operating	1,367
Transportation, gathering, and compression	709
Production and property taxes	96
Total direct operating expenses	2,172

Revenues in excess of direct operating expenses	$771

(b)	Interest expense. Reflects the additional interest expense that would have been incurred on the Revolver draw made to purchase the Enervest properties as if it occurred on January 1, 2017. A hypothetical change of 1/8 percent would not have a material effect on the Company’s financial statements:

	Principal	Weighted Average Rate	Interest expense for period from January 1 to August 15, 2017
Interest expense on Revolver	$8,000	5.34%	$255

(c)	Depletion expense. Reflects the calculation of the estimated depletion expense for the assets to be acquired. This estimation is based on the fair value of the proved oil and gas assets multiplied by the historical CAC depletion rate of 5.12%. This provides a reasonable estimation of the depletion expense for the assets acquired in the Enervest Acquisition.

	Depletable base	Depletion Rate	For the period from January 1, 2017 to August 15, 2017
Estimated Depletion	$20,948	5.12%	$667

(d)	Income taxes. The Envervest Acquisition was made by CAC and CAC has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the CAC’s members, which after the acquisition would be the Company. Due to the utilization of net operating losses, the Company will not incur income tax expense, therefore, no adjustment has been recorded.